Exhibit 10.10

FRANCHISE LICENSE AGREEMENT

HAMPTON INN & SUITES WINSTON-SALEM/UNIVERSITY AREA

(Winston-Salem, North Carolina)

Ex 10.10 Franchise Agreement - Winston Salem HI&S
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TABLE OF CONTENTS

1. DEFINITIONS		1

2. GRANT OF LICENSE		5

a.	Non-Exclusive License	5
b.	Reserved Rights	5
c.	Restricted Area Provision	5

3. OUR RESPONSIBILITIES		5

a.	Training	5
b.	Reservation Services	5
c.	Consultation	6
d.	Marketing	6
e.	Inspections/Compliance Assistance	6
f.	Manual	6
g.	Equipment and Supplies	6

4. PROPRIETARY RIGHTS		7

5. TRADE NAME, USE OF THE MARKS		7

a.	Trade Name	7
b.	Use of Trade Name and Marks	7
c.	Trademark Disputes	7
d.	Web Sites	7
e.	Covenant	8

6. YOUR RESPONSIBILITIES		8

a.	Operational and Other Requirements	8
b.	Hotel Refurbishment	11
c.	Staff and Management	11
d.	Obligations of Prior Licensee	12

7. FEES		12

a.	Monthly Fees	12
b.	Calculation and Payment of Fees	12
c.	Room Addition Fee	12
d.	Other Fees	13
e.	Taxes	13
f.	Application of Fees	13

8. REPORTS, RECORDS, AUDITS, AND PRIVACY		13

a.	Reports	13
b.	Maintenance of Records	13
c.	Audit	13
d.	Ownership of Information	14
e.	Privacy and Data Protection	14

9. INDEMNITY		14

10. NOTICE OF INTENT TO MARKET		15

11. TRANSFER		15

a.	Our Transfer	15
b.	Your Transfer	15

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12. CONDEMNATION AND CASUALTY		19

a.	Condemnation	19
b.	Casualty	19
c.	No Extensions of Term	19

13. TERM OF LICENSE		19

14. TERMINATION BY US		19

a.	Termination with Opportunity to Cure	19
b.	Immediate Termination by Us	20
c.	Suspension/Interim Remedies by Us	21
d.	Liquidated Damages upon Termination	21
e.	Actual Damages Under Special Circumstances	22
f.	Your Obligations upon Termination or Expiration	22

15. RELATIONSHIP OF PARTIES		23

a.	No Agency Relationship	23
b.	Notices to Public Concerning Your Independent Status	23

16. MISCELLANEOUS		23

a.	Severability and Interpretation	23
b.	Governing Law, Jurisdiction and Venue	24
c.	Exclusive Benefit	24
d.	Entire Agreement/Amendment/Waiver	24
e.	Consent; Business Judgment	25
f.	Notices	25
g.	General Release	25
h.	Remedies Cumulative	25
i.	Economic Conditions Not a Defense	25
j.	Representations and Warranties	25
k.	Counterparts	26
l.	Restricted Persons and Anti-bribery Representations and Warranties	26
m.	Attorneys’ Fees and Costs	27
n.	Interest	27
o.	Successors and Assigns	27
p.	Our Delegation of Rights and Responsibility	27

17. WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES		27

ATTACHMENT A - PERFORMANCE CONDITIONS: CHANGE OF OWNERSHIP

ATTACHMENT B - RIDER TO FRANCHISE LICENSE AGREEMENT

EXHIBIT A – RESTRICTED AREA MAP

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FRANCHISE LICENSE AGREEMENT

This Franchise License Agreement is dated as of the Effective Date between Hampton Inns Franchise LLC (“we,” “us,” “our” or “Licensor”) and the licensee entity (“you,” “your” or “Licensee”) set forth in the Rider attached as Attachment B.

INTRODUCTION

We are a subsidiary of Hilton Worldwide. Hilton Worldwide and its Affiliates own, license, lease, operate, manage and provide various services for the Network. We are authorized to grant licenses for selected, first-class, independently owned or leased hotel properties, to operate under the Licensed Brand. You have expressed a desire to enter into this Agreement with us to obtain a license to use the Licensed Brand in the operation of a hotel at the address or location described in the Rider.

NOW, THEREFORE, in consideration of the premises and the undertakings and commitments of each party to the other party in this Agreement the parties agree as follows:

THE AGREEMENT

1. Definitions

The following capitalized terms will have the meanings set forth after each term:

“Affiliate” means any natural person or firm, corporation, partnership, limited liability company, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common Control with, the subject entity.

“Agreement” means this Franchise License Agreement, including any exhibits, attachments and addenda.

“Applicable Laws” means all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, certificates, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Hotel or over Licensee to operate the Hotel, which, now or hereafter, may apply to the construction, renovation, completion, equipping, opening and operation of the Hotel, including, but not limited to, Title III of the Americans with Disabilities Act, 42 U.S.C. § 12181, et seq., and 28 C.F.R. Part 36.

“Change of Ownership Application” means the application submitted to us by you or the Transferee Licensee for a new franchise license agreement in connection with a Change of Ownership Transfer.

“Change of Ownership Transfer” means any proposed Transfer that results in a change of Licensee or a change in Control of Licensee, the Hotel, or the Hotel Site and is not otherwise permitted by this Agreement, all as set out in Subparagraph 11.b.(3).

“Competitor” means any individual or entity that at any time during the License Term, whether directly or through an Affiliate, owns in whole or in part, or is the licensor or franchisor of, a hotel brand or trade name that, in our sole business judgment, competes with the System or any System Hotel or Network Hotel.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, or of the power to veto major policy decisions of an entity, whether through the ownership of voting securities, by contract, or otherwise.

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“Designs” means your plans, layouts, specifications, drawings and designs for the proposed furnishings, fixtures, equipment, signs and décor of the Hotel.

“Effective Date” means the Effective Date specified in the Rider.

“Entities” means our present or future Affiliates and direct or indirect owners.

“Equity Interest” means any direct or indirect legal or beneficial interest in the Licensee, the Hotel and/or the Hotel Site.

“Equity Owner” means the direct or indirect owner of an Equity Interest.

“Force Majeure” as used in Attachment A means an event causing a delay in your performance of any duties under Attachment A, or any non-performance of such duties, that is not your fault or within your reasonable control. Force Majeure includes, but is not limited to: fire; floods; natural disasters; Acts of God; war; civil commotion; terrorist acts; any governmental act or regulation; and any other similar event beyond your reasonable control. Force Majeure does not include your own financial inability to perform, inability to obtain financing, inability to obtain permits or any other similar events unique to you or the Hotel, or to general economic downturn or conditions.

“General Manager” has the meaning set forth in Subparagraph 6.c.

“Gross Receipts Tax” means any gross receipts, sales, use, excise, value added or any similar tax.

“Gross Rooms Revenue” has the meaning set forth in Subparagraph 7.b.

“Guarantor” means the person or entity that guarantees your obligations under this Agreement or any of Your Agreements.

“Guest Rooms” means each rentable unit in the Hotel generally used for overnight guest accommodations, the entrance to which is controlled by the same key; provided that adjacent rooms with connecting doors that can be locked and rented as separate units are considered separate Guest Rooms.

“Hilton Worldwide” means Hilton Worldwide, Inc., a Delaware corporation.

“Hotel” means the property you will operate under this Agreement and includes all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas located on the Hotel Site we have approved for your business or located on any land we approve in the future for additions, signs, parking or other facilities.

“Hotel Site” means the real property on which the Hotel is located or to be located, as approved by us.

“Indemnified Parties” means us and the Entities and our respective predecessors, successors and assigns, and the members, officers, directors, employees, managers, and agents of each of us.

“Information” means all information we obtain from you or about the Hotel or its guests or prospective guests under this Agreement or under any agreement ancillary to this Agreement, including, but not limited to, agreements relating to the computerized reservation, revenue management, property management, and other systems we provide or require, or otherwise related to the Hotel. Information includes, but is not limited to, Operational Information, Proprietary Information, and Personal Information.

“Interim Remedy” has the meaning set forth in Subparagraph 14.c.

“License” has the meaning set forth in Subparagraph 2.a.

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“License Term” means the period from the Effective Date through the expiration of this Agreement on the date set forth in the Rider, unless terminated earlier under the terms of this Agreement.

“Licensed Brand” means the brand name set forth in the Rider.

“Linked Sites” has the meaning set forth in Subparagraph 5.d.

“Liquidated Damages” has the meaning set forth in Subparagraph 14.d.

“Management Company” has the meaning set forth in Subparagraph 6.c.

“Manual” means all written compilations of the Standards. The Manual may take the form of one or more of the following: one or more loose leaf or bound volumes; bulletins; notices; videos; CD-ROMS and/or other electronic media; online postings; e-mail and/or electronic communications; facsimiles; or, any other medium capable of conveying the Manual’s contents.

“Marks” means the Licensed Brand and all other service marks, copyrights, trademarks, trade dress, logos, insignia, emblems, symbols and designs (whether registered or unregistered), slogans, distinguishing characteristics, and trade names used in the System.

“Monthly Program Fee” means the fee we require from you in Subparagraph 7.a., which is set forth in the Rider.

“Monthly Royalty Fee” means the fee we require from you in Subparagraph 7.a., which is set forth in the Rider.

“Network” means the hotels, inns, conference centers, timeshare properties and other operations Hilton Worldwide and its subsidiaries own, license, lease, operate or manage now or in the future.

“Network Hotel” means any hotel, inn, conference center, timeshare property or other similar facility within the Network.

“Opening Date” means the day on which we authorize you to make available the facilities, Guest Rooms or services of the Hotel to the general public under the Licensed Brand.

“Operational Information” means all information concerning Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data and other financial and non-financial information we require.

“Other Business(es)” means any business activity we or the Entities engage in, other than the licensing of the Hotel.

“Other Hotels” means any hotel, inn, lodging facility, conference center or other similar business, other than a System Hotel or a Network Hotel.

“Personal Information” means any information that: (i) can be used (alone or when used in combination with other information within your control) to identify, locate or contact an individual; or (ii) pertains in any way to an identified or identifiable individual. Personal Information can be in any media or format, including computerized or electronic records as well as paper-based files.

“PIP” means product improvement plan.

“PIP Fee” means the fee we charge for creating a PIP.

“Plans” means your plans, layouts, specifications, and drawings for the Hotel.

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“Pre-Opening Liquidated Damages” has the meaning set forth in Attachment A.

“Principal Mark” is the Mark identified as the Principal Mark in the Rider.

“Privacy Laws” means any international, national, federal, provincial, state, or local law, code or regulation that regulates the processing of Personal Information in any way, including, but not limited to, national data protection laws, laws regulating marketing communications and/or electronic communications, information security regulations and security breach notification rules.

“Proprietary Information” means all information or materials concerning the methods, techniques, plans, specifications, procedures, information, systems and knowledge of and experience in the development, operation, marketing and licensing of the System, whether developed by us, you, or a third party.

“Publicly Traded Equity Interest” means (i) any Equity Interest that is traded on any securities exchange or is quoted in any publication or electronic reporting service maintained by the National Association of Securities Dealers, Inc., or any of its successors or (ii) any Equity Interests sold in any offering under the Securities Act of 1933, as amended, so long as such Equity Interests are beneficially held by no less than one hundred (100) unrelated persons or entities.

“Quality Assurance Re-Evaluation Fee” has the meaning set forth in Subparagraph 3.e.

“Reports” mean daily, monthly, quarterly and annual operating statements, profit and loss statements, balance sheets, and other financial and non-financial reports we require.

“Reservation Service” means the reservation service we designate in the Standards for use by System Hotels.

“Restricted Area Provision” has the meaning set forth in the Rider.

“Rider” is attached as Attachment B.

“Room Addition” has the meaning set forth in Subparagraph 7.c.

“Room Addition Fee” is the fee you must pay when submitting the Room Addition request.

“Site” means domain names, the World Wide Web, the Internet, computer network/distribution systems, or other electronic communications sites.

“Standards” means all standards, specifications, requirements, criteria, and policies that have been and are in the future developed and compiled by us for use by you in connection with the design, construction, renovation, refurbishment, appearance, equipping, furnishing, supplying, opening, operating, maintaining, marketing, services, service levels, quality, and quality assurance of System Hotels, including the Hotel, and for hotel advertising and accounting, whether contained in the Manual or set out in this Agreement or other written communication.

“System” means the elements, including know-how, that we designate to distinguish hotels operating worldwide under the Licensed Brand (as may in certain jurisdictions be preceded or followed by a supplementary identifier such as “by Hilton”) that provide to the consuming public a similar, distinctive, high quality hotel service. The System currently includes: the Licensed Brand, the Marks, the Trade Name, and the Standards; access to a reservation service; advertising, publicity and other marketing programs and materials; training programs and materials; and programs for our inspecting the Hotel and consulting with you.

“System Hotels” means hotels operating under the System using the Licensed Brand name.

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“Trademark Liquidated Damages” has the meaning set forth in Attachment A.

“Trade Name” means the name of the Hotel set forth in the Rider.

“Transfer” means in all its forms, any sale, lease, assignment, spin-off, transfer, or other conveyance of a direct or indirect legal or beneficial interest.

“Transferee Licensee” means the proposed new licensee resulting from a Transfer.

“Your Agreements” means any other agreement between you and us or any of the Entities related to this Agreement, the Hotel and/or the Hotel Site.

2. Grant of License

          a. Non-Exclusive License. We grant to you and you accept a limited, non-exclusive License to use the Marks and the System during the License Term at, and in connection with, the operation of the Hotel in accordance with the terms of this Agreement. You agree to identify and operate the Hotel as a System Hotel in accordance with the Marks, the System and this Agreement only as and when authorized by us. You acknowledge and agree that you are not acquiring any rights other than the non-exclusive right to use the System to operate the Hotel under the Licensed Brand at the Hotel Site under this Agreement and in accordance with the terms of this Agreement.

          b. Reserved Rights. This Agreement does not limit our right, or the right of the Entities, to own, license or operate any Other Business of any nature, whether in the lodging or hospitality industry or not, and whether under the Licensed Brand, a competitive brand, or otherwise. We and the Entities have the right to engage in any Other Businesses, even if they compete with the Hotel, the System, or the Licensed Brand, and whether we or the Entities start those businesses, or purchase, merge with, acquire, are acquired by, come under common ownership with, or associate with, such Other Businesses. We may also: (a) modify the System by adding, altering, or deleting elements of the System; (b) use or license to others all or part of the System; (c) use the facilities, programs, services and/or personnel used in connection with the System in Other Businesses; and (d) use the System, the Licensed Brand and the Marks in the Other Businesses. You acknowledge and agree that you have no rights to, and will not make any claims or demands for, damages or other relief arising from or related to any of the foregoing activities, and you acknowledge and agree that such activities will not give rise to any liability on our part, including, but not limited to, liability for claims for unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or divided loyalty.

          c. Restricted Area Provision. The Restricted Area Provision is set forth in the Rider.

3. Our Responsibilities

          We have the following responsibilities to you under this Agreement. We reserve the right to fulfill some or all of these responsibilities through one of the Entities or through unrelated third parties, in our sole business judgment. We may require you to make payment for any resulting services or products directly to the provider.

          a. Training. We may specify certain required and optional training programs and provide these programs at various locations. We may charge you for required training services and materials and for optional training services and materials we provide to you. You are responsible for all travel, lodging and other expenses you or your employees incur in attending these programs.

          b. Reservation Services. We will furnish you with the Reservation Service. This service will be furnished to you on the same basis as it is furnished to other System Hotels, subject to the provisions of Subparagraph 14.c. below.

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          c. Consultation. We may, at our sole option, offer consultation services and advice in areas such as operations, facilities, and marketing on the same basis as other System Hotels. We may establish fees in advance, or on a project-by-project basis, for any consultation service or advice you request.

          d. Marketing. Periodically, we will publish (either in hard copy or electronic form or both) and make available to the traveling public a directory that includes System Hotels, including the Hotel. Additionally, we will include the Hotel, or cause the Hotel to be included, where applicable, in advertising of System Hotels and in international, national and regional marketing programs offered by us, subject to and in accordance with our general practice for System Hotels.

          We will use your Monthly Program Fee to pay for various programs to benefit the System, including, but not limited to: (i) advertising, promotion, publicity, public relations, market research, and other marketing programs; (ii) developing and maintaining directories of and Internet sites for System Hotels; (iii) developing and maintaining the Reservation Service systems and support; and (iv) administrative costs and overhead related to the administration or direction of these projects and programs. We will have the sole right to determine how and when we spend these funds, including sole control over the creative concepts, materials and media used in the programs, the placement and allocation of advertising, and the selection of promotional programs. We may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity, including any of the Entities or a third party. You acknowledge that Monthly Program Fees are intended for the benefit of the System and will not simply be used to promote or benefit any one System Hotel or market. We will have no obligation in administering any activities paid by the Monthly Program Fee to make expenditures for you that are equivalent or proportionate to your payments or to ensure that the Hotel benefits directly or proportionately from such expenditures. We may create any programs and allocate monies derived from Monthly Program Fees to any regions or localities, as we consider appropriate in our sole business judgment. The aggregate of Monthly Program Fees paid to us by System Hotels does not constitute a trust or “advertising fund” and we are not a fiduciary with respect to the Monthly Program Fees paid by you and other System Hotels. We are not obligated to expend funds in excess of the amounts received from System Hotels. If any interest is earned on unused Monthly Program Fees, we will use the interest before using the principal. The Monthly Program Fee does not cover your costs of participating in any optional marketing programs and promotions offered by us in which you voluntarily choose to participate. These Monthly Program Fees do not cover the cost of operating the Hotel in accordance with the Standards.

          e. Inspections/Compliance Assistance. We will administer a quality assurance program for the System that may include conducting periodic inspections of the Hotel and guest satisfaction surveys and audits to ensure compliance with System Standards. You will permit us to inspect the Hotel without prior notice to determine if the Hotel is in compliance with the Standards. You will cooperate fully with our representatives during these inspections. You will then take all steps necessary to correct any deficiencies within the times we establish. You may be charged a Quality Assurance Re-Evaluation Fee as set forth in the Standards. You will provide complimentary accommodations for the quality assurance auditor each time we conduct a regular inspection or a special on-site quality assurance re-evaluation after the Hotel has failed a regular quality assurance evaluation or to verify that deficiencies noted in a quality assurance evaluation report or PIP have been corrected or completed by the required dates.

          f. Manual. We will issue to you or make available in electronic form the Manual and any revisions and updates we may make to the Manual during the License Term. You agree to ensure that your copy of the Manual is, at all times, current and up to date. If there is any dispute as to your compliance with the provisions of the Manual, the master copy of the Manual maintained at our principal office will control.

          g. Equipment and Supplies. We will make available to you for use in the Hotel various purchase, lease, or other arrangements for exterior signs, operating equipment, operating supplies, and furnishings, which we make available to other System Hotels.

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4. Proprietary Rights

          You will not contest, either directly or indirectly during the License Term or after termination or expiration of this Agreement: (i) our (and/or any Entities’) ownership of, rights to and interest in the System, Licensed Brand, Marks and any of their elements or components, including present and future distinguishing characteristics; (ii) our sole right to grant licenses to use all or any elements or components of the System; (iii) that we (and/or the Entities) are the owner of (or the licensee of, with the right to sub-license) all right, title and interest in and to the Licensed Brand and the Marks used in any form and in any design, alone or in any combination, together with the goodwill they symbolize; and (iv) the validity or ownership of the Marks. You acknowledge that these Marks have acquired a secondary meaning which indicates that the Hotel, Licensed Brand and System are operated by or with our approval. All improvements and additions to, or associated with, the System, all Marks, and all goodwill arising from your use of the System and the Marks, will inure to our benefit and become our property (or that of the applicable Entities), even if you develop them. You will not apply for or obtain any trademark or service mark registration of any of the Marks or any confusingly similar marks in your name or on behalf of or for the benefit of anyone else. You acknowledge that you are not entitled to receive any payment or other value from us or from any of the Entities for any goodwill associated with your use of the System or the Marks, or any elements or components of the System.

5. Trade Name, Use of the Marks

          a. Trade Name. The Hotel will be initially known by the Trade Name set forth in the Rider. We may change the Trade Name, the Licensed Brand name and/or any of the Marks (but not the Principal Mark), or the way in which any of them (including the Principal Mark) are depicted, at any time at our sole option and at your expense. You may not change the Trade Name without our specific prior written consent. You acknowledge and agree that you are not acquiring the right to use any service marks, copyrights, trademarks, trade dress, logos, designs, insignia, emblems, symbols, slogans, distinguishing characteristics, trade names, domain names or other marks or characteristics owned by us or licensed to us that we do not specifically designate to be used in the System.

          b. Use of Trade Name and Marks. You will operate under the Marks, using the Trade Name, at the Hotel. You will not adopt any other names or marks in operating the Hotel without our approval. You will not use any of the Marks, or the word “Hilton,” or other Network trademarks, trade names or service marks, or any similar words or acronyms, in: (i) your corporate, partnership, business or trade name except as we permit under this Agreement or the Standards; (ii) any Internet-related name (including a domain name), except as we permit under this Agreement or in the Standards; or (iii) any business operated separately from the Hotel, including the name or identity of developments adjacent to or associated with the Hotel. You agree that any unauthorized use of the Marks will be an infringement of our rights and a material breach of this Agreement.

          c. Trademark Disputes. You will immediately notify us of any infringement or dilution of or challenge to your use of any of the Marks and will not, absent a court order or our prior written consent, communicate with any other person regarding any such infringement, dilution, challenge or claim. We will take the action we deem appropriate with respect to such challenges and claims and have the sole right to handle disputes concerning use of all or any part of the Marks or the System. You will fully cooperate with us and any applicable Entity in these matters. We do not reimburse your expenses incurred in cooperating with us or the Entities in these matters. You appoint us as your exclusive attorney-in-fact, to prosecute, defend and/or settle all disputes of this type at our sole option. You will sign any documents we or the applicable Entity believe are necessary to prosecute, defend or settle any dispute or obtain protection for the Marks and the System and will assign to us any claims you may have related to these matters. Our decisions as to the prosecution, defense or settlement of the dispute will be final. All recoveries made as a result of disputes regarding use of all or part of the System or the Marks will be for our account.

          d. Web Sites. You may not register, own, maintain or use any Sites that relate to the Network or the Hotel or that include the Marks. The only domain names, Sites, or Site contractors that you may

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use relating to the Hotel or this Agreement are those we assign or otherwise approve in writing. You must also obtain our prior written approval concerning any third-party Site in which the Hotel will be listed, any proposed links between such Site and any other site (“Linked Sites”) and any proposed modifications to Sites and Linked Sites. All Sites containing any of the Marks and any Linked Sites must advertise, promote, and reflect on the Hotel and the System in a first-class, dignified manner. Any use of the Marks on any Site must conform to our requirements, including the identity and graphics Standards for all System hotels. Given the changing nature of this technology, we have the right to withhold our approval, and to withdraw any prior approval, and to modify our requirements.

          You acknowledge that you may not, without a legal license or other legal right, post on your Sites any material in which any third party has any direct or indirect ownership interest (including, but not limited to, video clips, photographs, sound bites, copyrighted text, trademarks or service marks, or any other text or image in which any third party may claim intellectual property ownership interests). You must incorporate on your Sites any information we require in the manner we deem necessary to protect our Marks.

          e. Covenant. You agree, as a direct covenant with us and the Entities, that you will comply with all of the provisions of this Agreement related to the manner, terms and conditions of the use of the Marks and the termination of any right on your part to use any of the Marks. Any non-compliance by you with this covenant or the terms of this Agreement related to the Marks, or any unauthorized or improper use of the System or the Marks, will cause irreparable damage to us and/or to the Entities. If you engage in such non-compliance or unauthorized and/or improper use of the System or the Marks during or after the License Term, we and any of the applicable Entities, along with the successors and assigns of each, separately or along with each other, will be entitled to both temporary and permanent injunctive relief against you from any court of competent jurisdiction, in addition to all other remedies we or the Entities may have at law. You consent to the entry of such temporary and permanent injunctions. You must pay all costs and expenses, including reasonable attorneys’ fees, expert fees, costs and other expenses of litigation that we and/or the Entities may incur in connection with your non-compliance with this covenant.

6. Your Responsibilities

          In addition to any other responsibilities and obligations you have under this Agreement, you are responsible for performing the following obligations:

          a. Operational and Other Requirements. During the License Term, you must:

                    (1) after the Opening Date, operate the Hotel twenty-four (24) hours a day;

                    (2) operate the Hotel using the System, in compliance with this Agreement and the Standards, and in such a manner to provide courteous, uniform, respectable and high quality lodging and other services and conveniences to the public. You acknowledge that, although we provide the Standards, you have exclusive day-to-day control of the business and operation of the Hotel and we do not in any way possess or exercise such control;

                    (3) comply with System Standards, including our specifications for all supplies, products and services, regarding (i) the types and levels of services, amenities and products that must be used, promoted or offered in connection with the Hotel and (ii) the purchase of products and services, including, but not limited to, furniture, fixtures, equipment, food, operating supplies, consumable inventories, merchandise for resale to be used at, and/or sold from, the Hotel, in-room entertainment, computer networking, and any and all other items used in the operation of the Hotel. We may require you to purchase a particular brand of product. Unless we specify otherwise, you may purchase this product from any authorized source of distribution; however, we reserve the right, in our business judgment, to enter into exclusive purchasing arrangements for particular products or services and to require that you purchase products or services from approved suppliers or distributors;

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                    (4) install, display, and maintain signage displaying or containing the Licensed Brand name and other distinguishing characteristics in accordance with Standards we establish for System Hotels;

                    (5) comply with System Standards for the training of persons involved in the operation of the Hotel, including completion by the General Manager and other key personnel of the Hotel of a training program for operation of the Hotel under the System, at a site we designate. You will pay us for all fees and charges, if any, we require for your personnel to attend these training programs. You will also be responsible for the wages, room, board and travel expenses of your personnel;

                    (6) purchase and maintain property management, revenue management, in-room entertainment, telecommunications, high-speed internet access, and other computer and technology systems we designate as System-wide (or area-wide) programs based on our assessment of the long-term best interests of System Hotels, considering the interest of the System as a whole;

                    (7) advertise and promote the Hotel and related facilities and services on a local and regional basis in a first-class, dignified manner, using our identity and graphics Standards for all System Hotels, at your cost and expense. You must submit to us for our approval samples of all advertising and promotional materials that we have not previously approved (including any materials in digital, electronic or computerized form or in any form of media that exists now or is developed in the future) before you produce or distribute them. You will not begin using the materials until we approve them. You must immediately discontinue your use of any advertising or promotional material we believe in our business judgment is not in the best interest of the Hotel or System, even if we previously approved the materials;

                    (8) participate in and pay all charges in connection with (i) all required System guest complaint resolution programs, which programs may include chargebacks to the Hotel for guest refunds or credits, and (ii) all required System quality assurance programs, such as guest comment cards, customer surveys and mystery shopper programs. You must maintain minimum performance Standards and scores for quality assurance programs we establish;

                    (9) honor all nationally recognized credit cards and credit vouchers issued for general credit purposes that we require and enter into all necessary credit card and voucher agreements with the issuers of such cards or vouchers;

                    (10) participate in and use, on the terms in this Agreement and in the Standards, the Reservation Service, including any additions, enhancements, supplements or variants we develop or adopt, and honor and give first priority on available rooms to all confirmed reservations referred to the Hotel through the Reservation Service. The only reservation service or system you may use for outgoing reservations referred by or from the Hotel to other Network Hotels will be the Reservation Service or other reservation services we designate;

                    (11) comply with Applicable Laws and, upon request, give evidence to us of compliance;

                    (12) participate in, and promptly pay all fees, commissions and charges associated with, all travel agent commission programs and third-party reservation and distribution services (such as airline reservation systems), all as required by the Standards and in accordance with the terms of these programs, all of which may be modified;

                    (13) not engage, directly or indirectly, in any cross-marketing or cross-promotion of the Hotel with any Other Hotel or related business, except as outlined in this Paragraph, without our prior written consent, which we may be withhold or condition in our business judgment. You agree to refer guests and customers, wherever reasonably possible, only to System Hotels or Network Hotels. We may require you to participate in programs designed to refer prospective customers to Other Hotels. You must display all material, including brochures and promotional material we provide for System Hotels and Network Hotels, and allow advertising and promotion only of System Hotels and

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Network Hotels on the Hotel Premises, unless we specifically direct you to include advertising or promotion of Other Hotels;

                    (14) treat as confidential the Standards, the Manual and all other Proprietary Information. You acknowledge and agree that you: (i) do not acquire any interest in the Proprietary Information other than the right to utilize the same in the development and operation of the Hotel under the terms of this Agreement; (ii) will not use the Proprietary Information in any business or for any purpose other than in the development and operation of the Hotel under the System; (iii) will maintain the absolute confidentiality of the Proprietary Information during and after the License Term; (iv) will not make unauthorized copies of any portion of the Proprietary Information; and (v) will adopt and implement all procedures we may periodically establish in our business judgment to prevent unauthorized use or disclosure of the Proprietary Information, including restrictions on disclosure to employees and the use of non-disclosure and non-competition clauses in agreements with employees, agents and independent contractors who have access to the Proprietary Information;

                    (15) not become a Competitor, or permit your Affiliate to become a Competitor, without our prior written consent. These restrictions apply irrespective of the number of hotels owned, licensed or franchised by the Competitor under such brand name, but we do not prohibit you (or your Affiliates) from: (i) owning a minority interest in a Competitor so long as neither you nor any of your Affiliates is a director or employee of the Competitor, provides services (including as a consultant) to the Competitor or exercises or has the right to exercise, control or influence over the business decisions of the Competitor; (ii) being a franchisee or licensee of a Competitor; or (iii) managing a property for a Competitor;

                    (16) own fee simple title (or long-term ground leasehold interest, provided that such interest has been granted to you by an unrelated third-party ground lessor in an arms length transaction for a term equal to, or longer than, the License Term) to the real property and improvements that comprise the Hotel, or alternatively, at our request, cause the fee simple owner, or other third party acceptable to us, to provide its guarantee covering all of your obligations under this Agreement in form and substance acceptable to us;

                    (17) maintain legal possession and control of the Hotel and Hotel Site for the term of the Agreement and promptly deliver to us a copy of any notice of default you receive from any mortgagee, trustee under any deed of trust, or ground lessor for the Hotel, and upon our request, provide any additional information we may request related to any alleged default or any subsequent action or proceeding in connection with any alleged default;

                    (18) refrain from directly or indirectly conducting, or permitting by lease, concession arrangement or otherwise, gaming or casino operations in or connected to the Hotel or on the Hotel Site; without our prior written consent, which we may be withhold or condition in our business judgment;

                    (19) refrain from directly or indirectly conducting or permitting the marketing or sale of timeshares, vacation ownership, fractional ownership, condominiums or like schemes at, or adjacent to, the Hotel without our written consent, which we may withhold or condition in our business judgment; provided, however, that this restriction will not prohibit you from directly or indirectly conducting timeshare, vacation ownership, fractional ownership, or condominium sales or marketing at and for any property located adjacent to the Hotel that is owned or leased by you so long as: (i) you do not use any of the Marks in such sales or marketing efforts; and (ii) you do not use the Hotel or its facilities in such sales and marketing efforts or in the business operations of the adjacent property;

                    (20) participate in and pay all charges related to our marketing programs (in addition to programs covered by the Monthly Program Fee), all guest frequency programs we require; and any optional programs that you opt into. You must also honor the terms of any discount or promotional programs (including any frequent guest program) that we offer to the public on your behalf, any room rate quoted to any guest at the time the guest makes an advance reservation, and any award certificates issued to Hotel guests participating in these programs;

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                    (21) maintain, at your expense, insurance of the types and in the minimum amounts we specify in the Standards. All such insurance must be with insurers having the minimum ratings we specify, name as additional insureds the parties we specify in the Standards, and carry the endorsements and notice requirements we specify in the Standards. If you fail or neglect to obtain or maintain the insurance or policy limits required by this Agreement, we have the option, but not the obligation, to obtain and maintain such insurance without notice to you, and you will immediately upon our demand pay us the premiums and cost we incur in obtaining this insurance;

                    (22) refrain from sharing the business operations and Hotel facilities with any Other Hotel, without our written consent, which we may withhold or condition in our business judgment;

                    (23) refrain from any activity which, in our business judgment, is likely to adversely reflect upon or affect in any manner, any gaming licenses or permits held by the Entities or the then current stature of any of the Entities with any gaming commission, board, or similar governmental or regulatory agency, or the reputation or business of any of the Entities;

                    (24) notwithstanding anything to the contrary in this Agreement, refrain from engaging in any tenant-in-common syndication or Transfer of any tenant-in-common interest in the Hotel or the Hotel Site, without our express written permission, which we may withhold at our sole option, and, if we grant such permission, comply with the terms of such permission; and

                    (25) promptly provide to us all information we reasonably request about you and your Affiliates (including your respective beneficial owners, officers, directors, shareholders, partners or members) and/or the Hotel, title to the property on which the Hotel is constructed and any other property used by the Hotel. The information requested may include, but not necessarily be limited to, financial condition, credit information, personal and family background, business background, litigation, indictments, criminal proceedings and the like.

          b. Hotel Refurbishment. In addition to the general requirement for you to operate the Hotel according to our Standards, we may periodically require you to modernize, rehabilitate and/or upgrade the Hotel’s fixtures, equipment, furnishings, furniture, signs, computer hardware and software and related equipment, supplies and other items to meet the then-current Standards. You will make these changes at your sole cost and expense. Nothing in this subparagraph will relieve you from the obligation to maintain acceptable product quality ratings at the Hotel and maintain the Hotel in accordance with the Standards at all times during the License Term. You may not make any change in the number of approved Guest Rooms in the Rider or any other significant change (including major changes in structure, design or decor) in the Hotel without our prior written approval. Minor redecoration and minor structural changes that comply with our Standards will not be considered significant.

          c. Staff and Management. You are at all times solely responsible for the management of the Hotel’s business. You may fulfill this responsibility by providing: (i) qualified and experienced management, which may be a third-party Management Company; and (ii) a General Manager, each approved by us in writing. You agree that we will have the right to communicate directly with the Management Company and managers at the Hotel and that we may rely on the communications of such managers or Management Company as being on your behalf.

          You represent and agree that you have not, and will not, enter into any lease, management agreement or other similar arrangement for the operation of the Hotel or any part of the Hotel with any person or entity without our prior written consent. To be approved by us as the operator of the Hotel, you, any proposed Management Company and any proposed General Manager must be qualified to manage the Hotel. We may refuse to approve you, any proposed Management Company or any proposed General Manager which, in our business judgment, is inexperienced or unqualified in managerial skills or operating capacity or capability or is unable to adhere fully to the obligations and requirements of this Agreement. You understand that we reserve the right to not approve a Competitor, or any entity that (through itself or its Affiliate) is the exclusive manager for a Competitor, to manage the Hotel. If the

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Management Company becomes a Competitor or the Management Company and/or the General Manager resigns or is terminated by you or otherwise becomes unsuitable in our sole business judgment to manage the Hotel at any time during the License Term, you will have ninety (90) days to retain a qualified substitute Management Company and/or General Manager acceptable to us. Any Management Company and/or General Manager must have the authority to perform all of your obligations under this Agreement, including all indemnity and insurance obligations. The engagement of a Management Company does not reduce your obligations under this Agreement. In the case of any conflict between this Agreement and any agreement with the Management Company or General Manager, this Agreement prevails.

          d. Obligations of Prior Licensee. You acknowledge and agree that you are directly responsible for, and will pay on demand, all fees and charges due and owing us and the Entities related to the prior franchise license agreement for the Hotel if any such fees and charges remain outstanding as of or accrue after the Effective Date of this Agreement.

7. Fees

          a. Monthly Fees. Beginning on the Opening Date, you will pay to us for each month (or part of a month, including the final month you operate under this Agreement) a Monthly Royalty Fee and a Monthly Program Fee, each of which is set forth in the Rider. The amount of the Monthly Program Fee is subject to change by us. Any change may be established in the Standards, but any increase in the Monthly Program Fee will not exceed one percent (1%) of the Hotel’s Gross Rooms Revenue during the License Term.

          b. Calculation and Payment of Fees. The monthly fees will be calculated in accordance with the accounting methods of the then current Uniform System of Accounts for the Lodging Industry, or such other accounting methods as may otherwise be specified by us in the Manual. Gross Rooms Revenue, as used in the calculation of the Monthly Royalty Fee and the Monthly Program Fee under this Agreement, means all revenues derived from the sale or rental of Guest Rooms (both transient and permanent) of the Hotel, including revenue derived from the redemption of points or rewards under the loyalty programs in which the Hotel participates, amounts attributable to breakfast (where the guest room rate includes breakfast), and guaranteed no-show revenue and credit transactions, whether or not collected, at the actual rates charged, less allowances for any Guest Room rebates and overcharges, and will not include taxes collected directly from patrons or guests. In the event of fire or other insured casualty that results in a reduction of Gross Rooms Revenue, you will determine and pay us, from the proceeds of any business interruption or other insurance applicable to loss of revenues, an amount equal to the forecasted Monthly Program Fee and forecasted Monthly Royalty Fee, based upon the Gross Rooms Revenue amount agreed upon between you and your insurance company, that would have been paid to us in the absence of such casualty; provided however, we have the right, at our request, to participate with you in the determination of the forecasted Gross Rooms Revenue amount for purposes of calculating the Monthly Program Fee and Monthly Royalty Fee. Group booking rebates, if any, paid by you or on your behalf to third-party groups for group stays must be included in, and not deducted from, the calculation of Gross Rooms Revenue. The Monthly Royalty Fee and the Monthly Program Fee will be paid to us at the place and in the manner we designate on or before the fifteenth (15th) day of each month and will be accompanied by our standard schedule setting forth in reasonable detail the computation of the Monthly Royalty Fee and Monthly Program Fee for such month. There will be an annual adjustment within ninety (90) days after the end of each operating year so that the total Monthly Royalty Fees and Monthly Program Fees paid annually will be the same as the amounts determined by audit. We reserve the right to require you to transmit the Monthly Royalty Fee and the Monthly Program Fee and all other payments required under this Agreement by wire transfer or other form of electronic funds transfer and to provide the standard schedule in electronic form. You must bear all costs of wire transfer or other form of electronic funds transfer or other electronic payment and reporting.

          c. Room Addition Fee. If you desire to add or construct additional Guest Rooms at the Hotel at any time after the Opening Date of the Hotel under the Licensed Brand (“Room Addition”), before you enter into any agreement to construct the Room Addition or begin constructing the Room Addition, you

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must: (i) submit to us a written request describing the proposed Room Addition and including any information we may in our business judgment require to consider your request; and (ii) along with your request, pay us a nonrefundable Room Addition Fee equal to the then-prevailing per room Guest Room development fee charged for new System Hotels, multiplied by the number of proposed additional Guest Rooms. We will follow our then-current procedure for processing your Room Addition request. As a condition to our granting approval of your Room Addition Application, we may require you to modernize, rehabilitate or upgrade the Hotel, subject to Subparagraph 6(b) of this Agreement, and to pay us our then prevailing PIP Fee to prepare a PIP to determine the renovation requirements for the Hotel. We may also require you to execute an amendment to this Agreement covering the terms and conditions of the Room Addition, which may include an estoppel and general release of claims against us, the Entities, and related persons.

          d. Other Fees. You will timely pay all amounts due us or any of the Entities for any invoices or for goods or services purchased by or provided to you or paid by us or any of the Entities on your behalf, including pre-opening sales and operations training.

          e. Taxes. If any Gross Receipts Tax is imposed upon us or any of the Entities based on any payments made by you related to this Agreement, then you must reimburse us or the Entity for any such Gross Receipts Tax to ensure that the amount we or the Entity retains, after paying the Gross Receipts Tax, equals the full amount of the payments you are required to pay us or the Entity had such Gross Receipts Tax not been imposed; provided that you will not be required to pay income taxes payable by us or any Entity as a result of the net income relating to any fees collected under this Agreement.

          f. Application of Fees. We may apply any amounts received from you to any amounts due under this Agreement. Failure to pay any amount when due is a material breach of this Agreement. Such unpaid amounts will accrue a service charge beginning on the first day of the month following the due date of one and one-half percent (1½%) per month or the maximum amount permitted by Applicable Law, whichever is less.

8. Reports, Records, Audits, and Privacy

          a. Reports. At our request, you will prepare and deliver to us daily, monthly, quarterly and annual Reports we require, prepared in the form, manner and within the time frame we require. The Reports will contain all Operational Information we require and will be certified as accurate in the manner we require. You will also provide us any additional related Operational Information and Reports and other information we may periodically request and permit us to inspect your books and records at all reasonable times. At least monthly, you will prepare a statement that will include all information concerning the Operational Information. By the fifteenth (15th) day of each month, you will submit to us a statement setting forth the Operational Information for the previous month and reflecting the computation of the amounts then due under Paragraph 7, in the form and detail we require.

          b. Maintenance of Records. In a manner and form satisfactory to us and using accounting and reporting Standards we require in our business judgment, you will: (i) prepare on a current basis (and preserve for no less than the greater of four (4) years or our record retention requirements), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel; and (ii) maintain an accounting system that fully and accurately reflects all financial aspects of the Hotel and its business. These records will include books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (including profit and loss statements, balance sheets and cash flow statements).

          c. Audit. We may require you to have the Gross Rooms Revenue, fees or other monies due to us computed and certified as accurate by a certified public accountant. During the License Term and for two (2) years thereafter, we and our authorized agents have the right to verify Operational Information required under this Agreement by requesting, receiving, inspecting and auditing, at all reasonable times, any and all records referred to above wherever they may be located (or elsewhere if we request). If any inspection or audit reveals that you understated or underpaid any payment due to us that is not fully offset

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by overpayments, you will promptly pay to us the deficiency plus interest from the date each payment was due until paid at a rate of one and one-half percent (1½%) per month or the maximum amount permitted by Applicable Law, whichever is less. If the audit or inspection reveals that the underpayment is willful, or is for five percent (5%) or more of the total amount owed for the period being inspected, you will also reimburse us for all inspection and audit costs, including reasonable travel, lodging, meals, salaries and other expenses of the inspecting or auditing personnel. Our acceptance of your payment of any deficiency will not waive any rights we may have as a result of your breach, including our right to terminate this Agreement. If the audit discloses an overpayment, we will credit this overpayment against your future payments due under this Agreement, without interest, or if no future payments are due under this Agreement, we will promptly pay you the amount of the overpayment without interest.

          d. Ownership of Information. All Information and all revenues we derive from such Information will be our property. You may use Information that you acquire from third parties in operating the Hotel, such as Personal Information, at any time during or after the License Term to the extent lawful and at your sole risk and responsibility, but only in connection with operating the Hotel. The Information will become our Proprietary Information which we may use for any reason as we deem necessary, including making a financial performance representation in our franchise disclosure documents.

          e. Privacy and Data Protection. You will: (i) comply with all applicable Privacy Laws; (ii) comply with all Standards that relate to Privacy Laws and the privacy and security of Personal Information; (iii) refrain from any action or inaction that could cause us or the Entities to breach any Privacy Laws; (iv) do and execute, or arrange to be done and executed, each act, document and thing we deem necessary in our business judgment to keep us and the Entities in compliance with the Privacy Laws; and (v) immediately report to us the theft or loss of Personal Information (other than the Personal Information of your own officers, directors, shareholders, employees or service providers).

9. Indemnity

          You must, during and after the License Term, indemnify the Indemnified Parties against, and hold them harmless from, all losses, costs, liabilities, damages, claims, and expenses, including reasonable attorneys’ fees, expert fees, costs and other expenses of litigation arising out of or resulting from: (i) any claimed occurrence at the Hotel or arising from, as a result of, or in connection with the development, construction or operation of the Hotel (including the design, construction, financing, furnishing, equipment, acquisition of supplies or operation of the Hotel in any way); (ii) any bodily injury, personal injury, death or property damage suffered or claimed by any guest, customer, visitor or employee of the Hotel; (iii) your alleged or actual infringement or violation of any patent, mark or copyright or other proprietary right owned or controlled by third parties; (iv) your alleged or actual violation or breach of any contract (including any System-wide group sales agreement), any Applicable Law, or any industry standard; (v) any business conducted by you or a third party in, on or about the Hotel or its grounds; (vi) any other of you or your Affiliates’ acts, errors, omissions or obligations, or those of anyone associated or affiliated with you, your Affiliates or the Hotel or in any way arising out of or related to this Agreement; or (vii) your failure to comply with Subparagraph 16.l., including a breach of the representations set forth therein. However, you do not have to indemnify an Indemnified Party to the extent damages otherwise covered under this Paragraph 9 are adjudged by a final, non-appealable judgment of a court of competent jurisdiction to have been solely the result of the gross negligence or willful misconduct of that Indemnified Party, and not any of the acts, errors, omissions, negligence or misconduct of you or anyone related to you or the Hotel. You may not rely on this exception to your indemnity obligation if the claims were asserted against us or any other Indemnified Party on the basis of: (i) theories of imputed or secondary liability, such as vicarious liability, agency, or apparent agency; or (ii) our failure to compel you to comply with the provisions of this Agreement, including compliance with Standards, Applicable Laws or other requirements.

          You will also indemnify the Indemnified Parties for any claim for damages by reason of the failure of any contractor, subcontractor, supplier or vendor doing business with you relating to the Hotel to maintain adequate insurance as required in the Standards.

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          You will give us written notice of any action, suit, proceeding, claim, demand, inquiry or investigation involving an Indemnified Party within five (5) days of your actual knowledge of it. At our election, you will defend us and/or the Indemnified Parties against the same or we may elect to assume (but under no circumstance will we be obligated to undertake) the defense and/or settlement of the action, suit, proceeding, claim, demand, inquiry or investigation at your expense and risk. We may obtain separate counsel of our choice if we believe your and our interests may conflict. Our undertaking of defense and/or settlement will in no way diminish your obligation to indemnify the Indemnified Parties and to hold them harmless. You will also reimburse the Indemnified Parties upon demand for all expenses, including reasonable attorneys’ fees, expert fees, costs and other expenses of litigation, the Indemnified Parties incur to protect themselves or to remedy your defaults. Under no circumstances will the Indemnified Parties be required to seek recovery from third parties or otherwise mitigate their losses to maintain a claim against you, and their failure to do so will in no way reduce the amounts recoverable from you by the Indemnified Parties.

          Your obligations under this Paragraph 9 will survive expiration or termination of this Agreement.

10. Notice of Intent to Market

          Except in the case of a Transfer governed by Subparagraph 11.b.(1) or 11.b.(2), below, if you or an Affiliate that directly or indirectly Controls the Hotel and/or Controls the entity that Controls the Hotel (the “Controlling Affiliate”), want to Transfer by sale or lease or market for sale or lease all or part of your interest in the Hotel or the Hotel Site, you or the applicable Controlling Affiliate must first give us written notice of your intent to sell or lease the Hotel or Hotel Site, concurrent with beginning your marketing efforts.

11. Transfer

          a. Our Transfer. We may Transfer this Agreement or any of our rights, obligations, or assets under this Agreement, by operation of law or otherwise, to any person or legal entity without your consent. Any of the Entities may Transfer their ownership rights in us or any of our parents or Affiliates, by operation of law or otherwise, including by public offering, to any person or legal entity without your consent. You acknowledge and agree that this Agreement is a license for the Licensed Brand only and the programs that are unique to the Licensed Brand. Therefore, if we Transfer or assign this Agreement, your right to use any programs, rights or services related to or provided by the Entities or their designees, including the Reservation Service, any guest frequency program not unique to the Licensed Brand, and any Marks (except the principal name identified in the Rider) may terminate. After our Transfer of this Agreement to a third party who expressly assumes our obligations under this Agreement, we will no longer have any performance or other obligations under this Agreement.

          b. Your Transfer. You understand and acknowledge that the rights and duties in this Agreement are personal to you and that we are entering into this Agreement in reliance on your business skill, financial capacity, and the personal character of you, your officers, directors, partners, members, shareholders or trustees. A Transfer by you of any Equity Interest, or this Agreement, or any of your rights or obligations under this Agreement, or a Transfer by an Equity Owner is prohibited other than as expressly permitted herein. You represent that as of the Effective Date, the Equity Interests are directly and/or indirectly owned as shown in the Rider.

                    (1) Transfers That Do Not Require Notice to Us or Our Consent. The following Transfers will be permitted, without giving us notice or receiving our consent, as long as they meet the stated requirements.

                              (a) Privately Held Equity Interests: Less than 25% Change/No Change of Control. An Equity Interest that is not publicly traded may be Transferred without notice to us and without our consent, if after the transaction: (i) less than twenty-five percent (25%) of the Equity Interest in the Licensee (excluding any Transfer under Subparagraph 11.b.(1)(b) below) will have changed hands

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since the Effective Date of this Agreement; and (ii) any such Transfer will not result in a change of Control of the Licensee, the Hotel or the Hotel Site.

                              (b) Publicly Traded Equity Interests. A Publicly Traded Equity Interest may be Transferred without notice to us and without our consent if the Transfer does not result in a change in Control of the Licensee, the Hotel or the Hotel Site.

                    (2) Other Permitted Transfers. We will permit the types of Transfers listed in this Subparagraph 11.b.(2) (“Permitted Transfers”), on the conditions stated, so long as (a) the proposed transferee is not a Specially Designated National or Restricted or Blocked Person (as defined in Subparagraph 16.l.) or a Competitor and (b) you or, if applicable, the transferring Affiliate or Equity Owner: (i) give us sixty (60) days advance written notice of the proposed Transfer (including the identity and contact information for any proposed transferee and any other information we may in our business judgment require in order to review the proposed Transfer and verify compliance with this Paragraph 11; (ii) are not in default under this Agreement or any related agreement; (iii) pay to us a nonrefundable processing fee of Three Thousand Dollars ($3,000) with the Transfer request; (iv) follow our then-current procedure for processing Permitted Transfers; and (v) execute any documents required by the procedure for processing Permitted Transfers, which may include an estoppel and general release of claims that you or the Equity Owner may have against us, the Entities, and related persons.

                              (a) Affiliate Transfer. You or any Equity Owner named in the Rider as of the Effective Date (or any transferee Equity Owner we subsequently approve) may Transfer an Equity Interest or this Agreement to an Affiliate, as long as: (i) any Transfer of an Equity Interest does not result in a change of Control of the Licensee, the Hotel or the Hotel Site; (ii) in any Transfer of this Agreement to an Affiliate, the Control of the Transferee Licensee is not different from the Control of the transferring Licensee; and (iii) the Transfer otherwise satisfies the conditions in this Subparagraph 11.b.(2).

                              (b) Transfers to Family Member or Trust. If you or any Equity Owner as of the Effective Date (or any transferee Equity Owner we subsequently approve) are a natural person, and desire to Transfer any Equity Interest or this Agreement to a member of your (or any such Equity Owner’s) immediate family (i.e. spouse, children, parents, siblings) or to a trust or trusts for your benefit (or the benefit of the Equity Owner or the Equity Owner’s immediate family members), we will consent to the Transfer provided that (i) such event does not result in a change of Control of the Licensee, the Hotel or the Hotel Site, and (ii) the Transfer otherwise satisfies the conditions in this Subparagraph 11.b.(2).

                              (c) Transfer Upon Death. Upon the death of a Licensee or Equity Owner who is a natural person, this Agreement or the Equity Interest of the deceased Equity Owner may Transfer in accordance with such person’s will or, if such person dies intestate, in accordance with laws of intestacy governing the distribution of such person’s estate without our consent, provided that: (i) the Transfer Upon Death is to an immediate family member or to a legal entity formed by such family member(s); and (ii) within one (1) year after the death, such family member(s) or entity meet all of our then current requirements for an approved applicant and the Transfer otherwise satisfies the conditions in this Subparagraph 11.b.(2).

                              (d) Bricks and Mortar Transfer. If you or your Affiliate own the Hotel and/or Hotel Site, you or your Affiliate may Transfer the Hotel and/or the Hotel Site provided that after completion of the transaction, (i) you remain in full compliance with this Agreement and all of its subparts; (ii) you retain the management control of the Hotel operations; and the Transfer otherwise satisfies the conditions in this Subparagraph 11.b.(2).

                              (e) Privately Held Equity Interests: 25% or Greater Change/No Change of Control. You or any Equity Owner as of the Effective Date (or any transferee Equity Owner we subsequently approve) may Transfer an Equity Interest even though, after the completion of such conveyance, twenty-five percent (25%) or more cumulative Equity Interest in Licensee will have changed hands since the Effective Date of this Agreement, so long as (i) such event does not result in a change of

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Control of the Licensee, the Hotel or the Hotel Site; (ii) you are not then in material default under this Agreement; and (iii) the Transfer otherwise satisfies the conditions in this Subparagraph 11.b.(2).

                    (3) Change of Ownership Transfer. Any proposed Transfer that is not described in Subparagraph 11.b.(1), 11.b.(2), or 11.b.(5) is a Change of Ownership Transfer. You must give us at least sixty (60) days advance written notice of any proposed Change of Ownership Transfer, including the identity and contact information for any proposed Transferee Licensee or transferee Equity Owner(s) and any other information we may in our business judgment require in order to review and consent to the Transfer. The Transferee Licensee must submit to us a Change of Ownership Application accompanied by payment of our then prevailing development services fee. If you are remaining as Licensee, with a change of Control, you or the transferee Equity Owner(s) must submit the Change of Ownership Application and pay the fee. We may also require you or the Transferee Licensee to pay the then prevailing PIP Fee for us to determine the renovation requirements for the Hotel. If we approve the Change of Ownership Transfer, we may require you (if there is no Transferee Licensee), or the Transferee Licensee to pay any other applicable fees and charges we then impose for new Licensed Brand franchise licenses.

                    We will process the Change of Ownership Application in accordance with our then current procedures, including review of criteria and requirements regarding upgrading of the Hotel, credit, background investigation, operations abilities and capabilities, prior business dealings, market feasibility, guarantees, and other factors we consider relevant in our business judgment. We will have sixty (60) days from our receipt of the completed and signed application to consent or withhold our consent to the transferee Equity Owner(s), the Transferee Licensee and/or Change of Ownership Transfer. During our review process, you authorize us to communicate with the transferee Equity Owner(s), any Transferee Licensee and any other necessary party and to provide to the transferee Equity Owner(s), any Transferee Licensee any information we have about the Hotel and the market in which the Hotel operates.

                    Our consent to the Change of Ownership Transfer is subject to the following conditions, all of which must be satisfied at or prior to the date of closing the Transfer (“Closing”):

                              (a) You are not in default of this Agreement or any related agreement;

                              (b) We must receive, at or before Closing, payment of all amounts due to us or the Entities through the date of Closing, along with your written agreement to promptly pay any amounts that may become due after Closing related to your operation of the Hotel prior to Closing;

                              (c) You, the Transferee Licensee and/or transferee Equity Owner(s) must submit to us all information related to the Transfer that we, in our business judgment, require, including, but not limited to: (i) copies of any Transfer agreements; (ii) copies of organizational documents; (iii) identity and description of the proposed ownership; and (iv) financial statements and business information for all participants in the proposed Transfer;

                              (d) You must, if we so request, execute our then-current standard form of voluntary termination agreement, which may include an estoppel and general release, covering termination of this Agreement; and

                              (e) You resolve to our satisfaction, or provide adequate security (including security for your continuing indemnity obligations) for, any suit, action, or proceeding pending or threatened against you or us with respect to the Hotel, which may result in liability to us, including outstanding accounts payable to third parties.

                    We may withhold our consent to any proposed Change of Ownership Transfer if: (i) any of the above conditions are not met to our satisfaction; (ii) you, the Transferee Licensee or transferee Equity Owner(s) do not provide us with information we, in our business judgment, require, in order to review and consent to the Transfer; (iii) you (if there is no Transferee Licensee) or, if applicable, the Transferee Licensee does not agree to execute a new franchise license agreement with us (“New

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License”), which will be on our then current form for the grant of new franchise licenses, contain our then current license terms, and contain upgrading and other requirements, if any, that we impose; (iv) any required Guarantor fails to execute our then-standard form of guarantee of franchise license agreement; (v) you (if there is no Transferee Licensee) or, if applicable, the Transferee Licensee fails to provide evidence that insurance coverage, as required by the New License, will be effective by the date of Closing; or (vi) the Transferee Licensee or a transferee Equity Owner is a Specially Designated National, or Restricted or Blocked Person (as defined in Subparagraph 16.l.) or a Competitor, or otherwise fails to meet our then-current criteria for new licensees or Equity Owners.

                    (4) Public Offering or Private Placement. Any public offering, private placement or other sale of securities in the Licensee, the Hotel or the Hotel Site (“Securities”) requires our consent. All materials required by any Applicable Law for the offer or sale of those Securities must be submitted to us for review at least sixty (60) days before the date you distribute those materials or file them with any governmental agency, including any materials to be used in any offering exempt from registration under any securities laws. You must submit to us a non-refundable Five Thousand Dollar ($5,000) processing fee with the offering documents and pay any additional costs we may incur in reviewing your documents, including reasonable attorneys’ fees. Except as legally required to describe the Hotel in the offering materials, you also may not use any of the Marks or otherwise imply our participation or that of Hilton Worldwide or any other Entity in or endorsement of any Securities or any Securities offering. We will have the right to approve any description of this Agreement or of your relationship with us, or any use of the Marks, contained in any prospectus, offering memorandum or other communications or materials you use in the sale or offer of any Securities. Our review of these documents will not in any way be considered our agreement with any statements contained in those documents, including any projections, or our acknowledgment or agreement that the documents comply with any Applicable Laws.

                    You may not sell any Securities unless you clearly disclose to all purchasers and offerees that: (i) neither we, nor any Entity, nor any of our or their respective officers, directors, agents or employees, will in any way be deemed an Issuer or underwriter of the Securities, as those terms are defined in applicable securities laws; and (ii) we, the Entities, and our respective officers, directors, agents and employees have not assumed and will not have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any prospectus or similar written or oral communication. You must indemnify, defend and hold the Indemnified Parties free and harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the sale or offer of any of your Securities to the same extent as provided in Paragraph 9 of this Agreement.

                    (5) Other Transactions.

                              (a) Mortgages and Pledges to Lending Institutions. You or an Equity Owner may mortgage or pledge the Hotel or an Equity Interest to a lender that finances the acquisition, development or operation of the Hotel, without notifying us or obtaining our consent, provided that (i) the proceeds are used for the direct benefit of the Hotel, (ii) you or the applicable Equity Owner are the sole borrower, and (iii) the loan is not secured by any other hotels or other collateral. You must notify us of any other proposed mortgage or pledge, including any collateral assignment of this Agreement, and obtain our consent, which we may withhold in our business judgment. We will evaluate the proposed mortgage or pledge according to our then-current procedure and standards for processing such requests. As a condition to our consent, we may require, among other things, that you (and/or the Equity Owner) and the lender execute a “lender comfort letter” agreement in a form satisfactory to us that describes our requirements on foreclosure, and may include an estoppel and general release of claims that you or the Equity Owner may have against us, the Entities, and related persons. We may charge a fee for our review of a proposed mortgage or pledge and for the processing of a lender comfort letter.

                              (b) Commercial Leases. You may lease or sublease commercial space in the Hotel, or enter into concession arrangements for operations in connection with the Hotel, in the ordinary course of business, subject to our right to review and approve the nature of the proposed business and the proposed brand and concept, all in keeping with our then current Standards for System Hotels.

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12. Condemnation and Casualty

          a. Condemnation. You must immediately inform us of any proposed taking of any portion of the Hotel by eminent domain. If, in our business judgment, the taking is significant enough to render the continued operation of the Hotel in accordance with System Standards and guest expectations impractical, then we may terminate this Agreement upon written notice to you. You will take all necessary steps to permit us to participate in the proceeds of an eminent domain proceeding and/or any insurance proceeds applicable to the condemnation. If such taking, in our business judgment, does not require the termination of the Hotel, then you will make all necessary repairs to make the Hotel conform to its condition, character and appearance immediately before such taking, according to plans and specifications approved by us. You will take all measures to ensure that the resumption of normal operations at the Hotel is not unreasonably delayed.

          b. Casualty. You must immediately inform us if the Hotel is damaged by fire or other casualty. If the damage or repair requires closing the Hotel, you may choose to repair or rebuild the Hotel according to System Standards, provided you: (i) begin reconstruction within four (4) months after closing; and (ii) reopen the Hotel for continuous business operations as soon as practicable (but in any event no later than one (1) year after the closing of the Hotel), giving us at least thirty (30) days notice of the projected date of reopening. Until we determine that the Hotel can be re-opened as a System Hotel, the Hotel will not promote itself as a System Hotel or otherwise identify itself with any of the Marks without our prior written consent. You and we each have the right to terminate this Agreement if you elect not to repair or rebuild the Hotel as set forth above in this Paragraph 12, provided the terminating party gives the other party sixty (60) days written notice, in which case we will not require you to pay Liquidated Damages; provided however, if after the termination notice and before the expiration of three (3) years thereafter or the natural expiration of the License Term, whichever is earlier, you, or any of your Affiliates, have a controlling interest in and/or operate a hotel at this Hotel Site and that hotel is not operated under a license or franchise from one of the Entities, then you must pay us the Liquidated Damages upon our demand. You will take all necessary steps to permit us to participate in any insurance proceeds applicable to the business interruption due to the casualty.

          c. No Extensions of Term. Nothing in this Paragraph 12 will extend the License Term.

13. Term of License

          Unless terminated earlier, this Agreement will expire without notice on the date set forth in the Rider. You acknowledge and agree that this Agreement is non-renewable and that this Agreement confers upon you absolutely no rights of license renewal or extension whatsoever following the expiration of the License Term.

14. Termination by Us

          a. Termination with Opportunity to Cure. We may terminate this Agreement by written notice to you at any time before its expiration on any of the following grounds:

                    (1) You fail to pay us any sums due and owing to us or the Entities under this Agreement within the cure period set forth in the notice;

                    (2) You fail to comply with any provision of this Agreement, the Manual or any System Standard and do not cure that default within the cure period set forth in the notice; or

                    (3) You do not purchase or maintain insurance required by this Agreement or do not reimburse us for our purchase of insurance on your behalf.

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          b. Immediate Termination by Us. We may immediately terminate this Agreement upon notice to you and without any opportunity to cure the default if:

                    (1) After curing any material breach of this Agreement or the Standards, you engage in the same non-compliance within any consecutive twenty-four (24) month period, whether or not the non-compliance is corrected after notice, which pattern of non-compliance in and of itself will be deemed material;

                    (2) We send you three notices of material default in any twelve (12) month period, regardless of whether the defaults have been cured;

                    (3) You or any Guarantor fail to pay debts as they become due or admit in writing your inability to pay your debts or you make a general assignment for the benefit of your creditors;

                    (4) You: (i) file a voluntary petition in bankruptcy or any pleading seeking any reorganization, liquidation, or dissolution under any law, or you admit or fail to contest the material allegations of any such pleading filed against you or the Hotel, and the action results in the entry of an order for relief against you under the Bankruptcy Code, the adjudication of you as insolvent, or the abatement of the claims of creditors of you or the Hotel under any law; or (ii) have an order entered against you appointing a receiver for the Hotel or a substantial part of your or the Hotel’s assets; or (iii) make an assignment for the benefit of creditors, or similar disposition of the assets of the Hotel;

                    (5) You or any Guarantor lose possession or the right to possession of all or a significant part of the Hotel or Hotel Site, whether through foreclosure, foreclosure of any lien, trust deed, or mortgage, loss of lease, or for any other reason apart from those described in Paragraph 12;

                    (6) You fail to operate the Hotel for five (5) consecutive days, unless the failure to operate is due to fire, flood, earthquake or similar causes beyond your control, provided that you have taken reasonable steps to minimize the impact of such events;

                    (7) You contest in any court or proceeding our ownership of the System or any part of the System or the validity of any of the Marks;

                    (8) You or any Equity Owners with a controlling Equity Interest are or have been convicted of a felony or any other offense or conduct, if we determine in our business judgment it is likely to adversely reflect upon or affect the Hotel, the System, us and/or any Entity;

                    (9) You conceal revenues, maintain false books and records of accounts, submit false reports or information to us or otherwise attempt to defraud us;

                    (10) You, your Affiliate, or your Guarantor become a Competitor without our prior written consent;

                    (11) You Transfer any interest in yourself, this Agreement, the Hotel or the Hotel Site, other than in compliance with Paragraph 11 and its subparts;

                    (12) You or a Guarantor become a Specially Designated National or Restricted or Blocked Person or are owned or controlled by a Specially Designated National or Restricted or Blocked Person or fail to comply with the provisions of Subparagraph 16.l., including a breach of the representations set forth therein;

                    (13) Information involving you or your Affiliates, whether provided by you or obtained through our own investigation, discloses facts concerning you or your Affiliates, including your or your Affiliates’ respective officers, directors, shareholders, partners or members, and/or the Hotel, or title to the property over which the Hotel is constructed or any other property used by the Hotel, including leased commercial space, which, in our business judgment, is likely to adversely reflect upon or affect in any

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manner, any gaming licenses or permits held by the Entities or the then current stature of any of the Entities with any gaming commission, board, or similar governmental or regulatory agency, or the reputation or business of any of the Entities;

                    (14) Any Guarantor breaches its guarantee, or any guarantee fails to be a continuing obligation fully enforceable against the person(s) signing the guarantee, or if there is any inadequacy of the guarantee or Guarantor, and the Guarantor fails to provide adequate assurances to us as we may request; or

                    (15) a threat or danger to public health or safety results from the construction, maintenance, or operation of the Hotel.

          c. Suspension/Interim Remedies by Us. If you are in default of this Agreement, we may elect to postpone termination and impose an Interim Remedy, including the suspension of our obligations under this Agreement and/or our or the Entities’ obligations under any other of Your Agreements:

                    (1) We may suspend the Hotel from the Reservation Service and any reservation and/or website services provided through or by us. We may remove the listing of the Hotel from any directories or advertising we publish. If we suspend the Hotel from the Reservation Service, we may divert reservations previously made for the Hotel to other System Hotels or Network Hotels.

                    (2) We may disable all or any part of the software provided to you under Your Agreements and/or may suspend any one or more of the information technology and/or network services that we provide or support under Your Agreements.

                    (3) We may charge you for costs related to suspending or disabling your right to use any software systems or technology we provided to you, together with intervention or administration fees as set forth in the Standards after the date of our notice of default.

                    (4) You agree that our exercise of the right to elect Interim Remedies will not result in actual or constructive termination or abandonment of this Agreement and that our decision to elect Interim Remedies is in addition to, and apart from, any other right or remedy we may have in this Agreement. If we exercise the right to elect Interim Remedies, the exercise will not be a waiver of any breach by you of any term, covenant or condition of this Agreement. You will not be entitled to any compensation, including repayment, reimbursement, refund or offsets, for any fees, charges, expenses or losses you may directly or indirectly incur by reason of our exercise and/or withdrawal of any Interim Remedy.

          d. Liquidated Damages upon Termination. You acknowledge that the premature termination of this Agreement will cause substantial damage to us, the actual amount of which will be difficult to determine. Therefore, if we terminate this Agreement under Subparagraph 14.a. or 14.b. as a result of your breach of this Agreement, or if you owe Liquidated Damages pursuant to Subparagraph 12.b. of this Agreement, or if you unilaterally terminate this Agreement, you will pay us Liquidated Damages for the premature termination of the Agreement. You will owe Liquidated Damages in addition to any outstanding fees and charges owed to us or any of the Entities accruing through the date of termination. Payment of Liquidated Damages is due the earlier of thirty (30) days following termination or the Closing of any Change of Ownership transaction in which a New License is not entered into; except that, if Liquidated Damages become due pursuant to Paragraph 12.b., payment is due thirty (30) days after our demand. Nothing in this Paragraph gives you any right to terminate this Agreement, but provides for the calculation of damages in the event you do so.

          You agree that Liquidated Damages are not a penalty and represent a reasonable estimate of the minimum just and fair compensation for the damages we will suffer as the result of your failure to operate the Hotel as a System Hotel in compliance with this Agreement for the full License Term, assuming that we would be able to replace the Hotel in the market within a reasonable time.

Ex 10.10 Franchise Agreement - Winston Salem HI&S
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          Liquidated Damages for premature termination will be calculated by adding the result of (1) plus the result of (2) where:

                    (1) is calculated by multiplying the average monthly Gross Rooms Revenue of the Hotel for the twenty-four (24) full calendar-month period immediately before the month of termination by the Monthly Royalty Fee percentage under this Agreement, without applying any discount to the standard fee percentage (this product being the “Average Monthly Royalty Fees”), then multiplying the Average Monthly Royalty Fees by thirty-six (36), or by such lesser multiple as would represent the remaining full or partial months between the date of termination and the expiration of the License Term. If the Hotel has been open and operating as a System Hotel for less than twenty-four (24) months, then we will multiply thirty-six (36) by the greater of (i) the Average Monthly Royalty Fees from the date the Hotel opened as a System Hotel through the month immediately before the month of termination, or (ii) the product of the average Monthly Gross Rooms Revenue per Guest Room of all System Hotels in operation in the US over the twelve (12) full calendar-month period immediately before the month of termination, times the Monthly Royalty Fee percentage under this Agreement (without applying any discount to the standard fee percentage) multiplied by the number of Guest Rooms in the Hotel; and

                    (2) is calculated by multiplying the average monthly Gross Rooms Revenue of the Hotel for the twenty-four (24) full calendar-month period immediately before the month of termination by the Monthly Program Fee percentage under this Agreement, without applying any discount to the standard fee percentage (this product being the “Average Monthly Program Fees”), then multiplying the Average Monthly Program Fees by twelve (12), or by such lesser multiple as would represent the remaining full or partial months between the date of termination and the expiration of the License Term. If the Hotel has been open and operating as a System Hotel for less than twenty-four (24) months, then we will multiply twelve (12) by the greater of (i) the Average Monthly Program Fees from the date the Hotel opened as a System Hotel through the month immediately before the month of termination, or (ii) the product of the average Monthly Gross Rooms Revenue per Guest Room of all System Hotels in operation in the US over the twelve (12) full calendar-month period immediately before the month of termination, times the Monthly Program Fee percentage under this Agreement (without applying any discount to the standard fee percentage) multiplied by the number of Guest Rooms in the Hotel.

          e. Actual Damages Under Special Circumstances. You recognize that the Liquidated Damages described in Subparagraph 14.d. may be inadequate to compensate us for additional harm we may suffer, by reason of greater difficulty in re-entering the market, competitive damage to the System or the Network, damage to goodwill of the Marks, and other similar harm, under the following circumstances: (i) within twelve (12) months of each other, seven (7) or more franchise license agreements for the Licensed Brand between yourself (or any of your Affiliates) and us (or any of our Affiliates) terminate before their expiration date either because you (or any of your Affiliates) unilaterally terminate the agreements or because we or any of our Affiliates terminate the agreements as a result of your or your Affiliate’s breach or default or (ii) this Agreement terminates automatically or is terminated by us (or any of our Affiliates) following an unapproved Transfer either to a Competitor or to a buyer that converts the Hotel to a Competitor hotel within two (2) years from the date this Agreement terminates. In any of these circumstances, we reserve the right to seek actual damages in lieu of Liquidated Damages. For purposes of this subparagraph only, Licensed Brand includes Hampton Inn and Hampton Inn & Suites.

          f. Your Obligations upon Termination or Expiration. On termination or expiration of this Agreement you will:

                    (1) immediately pay all sums due and owing to us or any of the Entities, including any expenses incurred by us in obtaining injunctive relief for the enforcement of this Agreement;

                    (2) immediately cease operating the Hotel as a System Hotel and cease using the System;

                    (3) immediately cease using the Marks, the Trade Name, and any confusingly similar names, marks, trade dress systems, insignia, symbols, or other rights, procedures, and methods. You

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November 2010 - Hampton

will deliver all goods and materials containing the Marks to us and we will have the sole and exclusive use of any items containing the Marks. You will immediately make any specified changes to the location as we may reasonably require for this purpose, which will include removal of the signs, custom decorations, and promotional materials;

                    (4) immediately cease representing yourself as then or formerly a System Hotel or affiliated with the Licensed Brand or the Network;

                    (5) immediately return all copies of the Manual and any other Proprietary Information to us;

                    (6) immediately cancel all assumed name or equivalent registrations relating to your use of any Mark, notify the telephone company and all listing agencies and directory publishers including Internet domain name granting authorities, Internet service providers, global distribution systems, and web search engines of the termination or expiration of your right to use the Marks, the Trade Name, and any telephone number, any classified or other telephone directory listings, Internet domain names, uniform resource locators, website names, electronic mail addresses and search engine metatags and keywords associated with the Hotel, and authorize their transfer to us; and

                    (7) irrevocably assign and transfer to us (or to our designee) all of your right, title and interest in any domain name listings and registrations that contain any reference to our Marks, System, Network or Licensed Brand; notify the applicable domain name registrars of the termination of your right to use any domain name or Sites associated with the Marks or the Licensed Brand; and authorize and instruct the cancellation of the domain name, or transfer of the domain name to us (or our designee), as we specify. You will also delete all references to our Marks, System, Network or Licensed Brand from any Sites you own, maintain or operate beyond the expiration or termination of this Agreement.

15. Relationship of Parties

          a. No Agency Relationship. You are an independent contractor. Neither of us is the legal representative or agent of the other or has the power to obligate the other for any purpose. You acknowledge that we do not supervise or direct your daily affairs and that you have exclusive control over your daily affairs. You expressly acknowledge that we have a business relationship based entirely on, and defined by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

          b. Notices to Public Concerning Your Independent Status. All contracts for the Hotel’s operations and services at the Hotel will be in your name or in the name of your Management Company. You will not enter into or sign any contracts in our name or any Entity’s name or using the Marks or any acronyms or variations of the Marks. You will disclose in all dealings with the public, suppliers and third parties that you are an independent entity and that we have no liability for your debts.

16. Miscellaneous

          a. Severability and Interpretation. If any provision of this Agreement is held to be unenforceable, void or voidable, that provision will be ineffective only to the extent of the prohibition, without in any way invalidating or affecting the remaining provisions of this Agreement, and all remaining provisions will continue in effect, unless the unenforceability of the provision frustrates the underlying purpose of this Agreement. If any provision of this Agreement is held to be unenforceable due to its scope, but may be made enforceable by limiting its scope, the provision will be considered amended to the minimum extent necessary to make it enforceable. This Agreement will be interpreted without interpreting any provision in favor of or against either of us by reason of the drafting of the provision, or either of our positions relative to the other. Any covenant, term or provision of this Agreement that provides for continuing obligations after the expiration or termination of this Agreement will survive any expiration or termination.

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          b. Governing Law, Jurisdiction and Venue. We each agree that the State of New York has a deep and well developed history of business decisional law. For this reason, we each agree that except to the extent governed by the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. ¶ 1050 et seq.), as amended, this Agreement will be construed in accordance with, and all disputes between us (whether in contract, tort, or otherwise) arising out of or related to this Agreement, any breach of this Agreement, or the relationship between us, will be governed by, the laws of the State of New York without recourse to New York (or any other) choice of law or conflicts of law principles. If, however, any provision of this Agreement would not be enforceable under the laws of the State of New York, and if the Hotel is located outside of New York and the provision would be enforceable under the laws of the state in which the Hotel is located, then the provision in question (and only that provision) will be interpreted and construed under the laws of that state. Nothing in this paragraph is intended to invoke the application of any franchise, business opportunity, antitrust, “implied covenant,” unfair competition, fiduciary or any other doctrine of law of the State of New York or any other state that would not otherwise apply absent this Subparagraph 16.b.

          You agree that any action brought by you against us arising out of or related to this Agreement, any breach of this Agreement, or the relationship between us, must be brought in the U.S. District Court for the Eastern District of Virginia, in Alexandria, Virginia or if that court lacks subject matter jurisdiction, then in a court of competent jurisdiction whose jurisdiction includes either Fairfax County, Virginia or New York, New York. Any action brought by us or any Entity against you arising out of or related to this Agreement, any breach of this Agreement, or the relationship between us, may be brought by us in the U.S. District Court for the Eastern District of Virginia, in Alexandria, Virginia or if that court lacks subject matter jurisdiction, then in any court of competent jurisdiction whose jurisdiction includes either Fairfax County, Virginia or New York, New York, or the county and state where the Hotel is located. You consent to personal jurisdiction and venue in each of these jurisdictions and waive, and agree never to assert, move or otherwise claim that the venue in any of these jurisdictions is for any reason improper, inconvenient, prejudicial or otherwise inappropriate (including any claim under the judicial doctrine of forum non conveniens).

          c. Exclusive Benefit. This Agreement is exclusively for our and your benefit, and none of the obligations of you or us in this Agreement will run to, or be enforceable by, any other party (except for any rights we assign or delegate to one of the Entities or covenants in favor of the Entities, which rights and covenants will run to and be enforceable by the Entities or their successors and assigns) or give rise to liability to a third party, except as otherwise specifically set forth in this Agreement.

          d. Entire Agreement/Amendment/Waiver. You and we acknowledge that each of us wants all terms of this business relationship defined in this written Agreement, and that neither of us wants to enter into a business relationship with the other in which any terms or obligations are subject to any oral statements or in which oral statements serve as the basis for creating rights or obligations different than or supplementary to the rights and obligations set forth in this Agreement. Therefore, you and we agree that this Agreement and all of its attachments, documents, schedules, exhibits, and any other information specifically incorporated into this Agreement by reference: (i) will be construed together as the entire agreement between you and us in respect to the Hotel and any other aspect of the relationship between you and us; and (ii) will supersede and cancel any prior and/or contemporaneous discussions or writings (whether described as representations, inducements, promises, agreements or by any other term) between you and us. You acknowledge that: (i) no officer, employee, or other servant or agent of ours is authorized to make any representation, warranty, or other promise not contained in this Agreement; (ii) no claims, representations or warranties of earnings, sales, profits, success or failure of the Hotel have been made to you; and (iii) you have not relied on any such communications in entering into this Agreement. No change, termination, or attempted waiver or cancellation of any provision of this Agreement will bind us unless in writing, specifically designated as an amendment or waiver, and signed by one of our officers. We may condition our agreement to any amendment or waiver on receiving from you, in a form satisfactory to us, an estoppel and general release of claims that you may have against us, the Entities, and related parties. No failure by us or by any of the Entities to exercise any power given us under this Agreement or to insist on strict compliance by you with any of your obligations, and no custom or practice at variance with the terms of this Agreement, will be considered a waiver of our or any Entity’s right to

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November 2010 - Hampton

demand exact compliance with the terms of this Agreement. Nothing in this Subparagraph 16.d. disclaims any representation made in the Franchise Disclosure Document provided to you for the Licensed Brand in connection with the offer of this Agreement.

          e. Consent; Business Judgment. Wherever our consent or approval is required in this Agreement, unless the provision specifically indicates otherwise, we have the right to withhold our approval at our option, in our business judgment, taking into consideration our assessment of the long-term interests of the System overall. We may withhold any and all consents or approvals required by this Agreement if you are in default or breach of this Agreement. Our approvals and consents will not be effective unless given in writing and signed by one of our duly authorized representatives. In no event may you make any claim for money damages based on any claim that we have unreasonably withheld or delayed any consent or approval to a proposed act by you under the terms of this Agreement. You also may not claim damages by way of set-off, counterclaim or defense for our withholding of consent. Your sole remedy for the claim will be an action or proceeding to enforce the provisions of this Agreement by specific performance or by declaratory judgment.

          f. Notices. Notices under this Agreement must be in writing and must be delivered in person, by prepaid overnight commercial delivery service, or by prepaid overnight mail, registered or certified, with return-receipt requested, addressed as follows: Notices to us must be sent to us at 7930 Jones Branch Drive, Suite 1100, McLean, VA 22102, ATTN: General Counsel. We will send notices to your address set forth in the Rider. If you want to change the name or address for notice to you, you must do so in writing, signed by you or your duly authorized representative, designating a single address for notice, which may not be a P.O. Box, in compliance with this subparagraph. notice will be deemed effective upon the earlier of: 1) receipt or first refusal of delivery; 2) one day after posting if sent via overnight commercial delivery service or overnight United States Mail; or 3) three days after placement in the United States mail if overnight delivery is not available to the notice address.

          g. General Release. With the exception of claims related to representations contained in the Franchise Disclosure Document for the Licensed Brand, you, on your own behalf and on behalf of, as applicable, your officers, directors, managers, employees, heirs, administrators, executors, agents and representatives and their respective successors and assigns hereby release, remise, acquit and forever discharge us and the Entities and our and their respective officers, directors, employees, managers, agents, representatives and their respective successors and assigns from any and all actions, claims, causes of action, suits, rights, debts, liabilities, accounts, agreements, covenants, contracts, promises, warranties, judgments, executions, demands, damages, costs and expenses, whether known or unknown at this time, of any kind or nature, absolute or contingent, existing at law or in equity, on account of any matter, cause or thing whatsoever that has happened, developed or occurred before you sign and deliver this Agreement to us. This release will survive the termination of this Agreement.

          h. Remedies Cumulative. The remedies provided in this Agreement are cumulative. These remedies are not exclusive of any other remedies that you or we may be entitled in case of any breach or threatened breach of the terms and provisions of this Agreement.

          i. Economic Conditions Not a Defense. Neither general economic downturn or conditions nor your own financial inability to perform the terms of this Agreement will be a defense to an action by us or one of the Entities for your breach of this Agreement.

          j. Representations and Warranties. You warrant, represent and agree that all statements in the your application, submitted to us in anticipation of this Agreement, and all other documents and information submitted to us by you or on your behalf are true, correct and complete as of the date of this Agreement. You further represent and warrant to us that:

(i)

you have independently investigated the risks of operating a hotel under the Licensed Brand, including current and potential market conditions and competitive factors and risks, and have made an independent evaluation of all such matters and reviewed our Franchise Disclosure Document, if applicable;

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November 2010 - Hampton

(ii)

neither we nor our representatives have made any promises, representations or agreements other than those provided in the Agreement or in our Franchise Disclosure Document provided to you in connection with the offer of this Agreement, if applicable, and you acknowledge that you are not relying on any promises, representations or agreements about us or the franchise not expressly contained in this Agreement in making your decision to sign this Agreement;

(iii)	you have the full legal power authority and legal right to enter into, perform and observe this Agreement;
(iv)

this Agreement constitutes a legal, valid and binding obligation of Licensee and your entry into, performance and observation of this Agreement will not constitute a breach or default of any agreement to which you are a party or of any Applicable Law;

(v)

if you are a corporation, limited liability company, or other entity, you are, and throughout the License Term will be, duly formed and validly existing, in good standing in the state in which you are organized, and are and will be authorized to do business in the state in which the Hotel is located;

(vi)

no Equity Interest has been issued, converted to, or is held as, bearer shares or any other form of ownership, for which there is no traceable record of the identity of the legal and beneficial owner of such Equity Interest.

          You hereby indemnify and hold us harmless from any breach of these representations and warranties. These warranties and representations will survive the termination of this Agreement.

          k. Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original.

          l. Restricted Persons and Anti-bribery Representations and Warranties. You represent and warrant to us and the Entities that you (including your directors and officers, senior management and shareholders (or other persons) having a controlling interest in you), and the owner of the Hotel or the Hotel Site are not, and are not owned or controlled by, or acting on behalf of, any of the following “Restricted Persons”: (1) the government of any country that is subject to an embargo imposed by the United States government; (2) individuals or entities (collectively, “Persons”) located in or organized under the laws of any country that is subject to an embargo imposed by the United States government; (3) Persons ordinarily resident in any country that is subject to an embargo imposed by the United States government; or (4) Persons identified from time to time by any government or legal authority under Applicable Laws as a Person with whom dealings and transactions by us or the Entities are prohibited or restricted, including Persons designated on the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons (including terrorists and narcotics traffickers); and similar restricted party listings, including those maintained by other governments pursuant to applicable United Nations, regional or national trade or financial sanctions. You will notify us in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Subparagraph 16.l. incorrect.

          You further represent and warrant to us and the Entities that you will not directly or indirectly pay, offer, give or promise to pay or authorize the payment of any monies or other things of value to:

(a)	an official or employee of a government department, agency or instrumentality, state-owned or controlled enterprise or public international organization;
(b)	any political party or candidate for political office; or
(c)	any other person at the suggestion, request or direction or for the benefit of any of the above-described persons and entities if any such payment, offer, act or authorization is for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or engaging in acts or transactions otherwise in violation of any applicable anti-bribery legislation.

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

          m. Attorneys’ Fees and Costs. If either party is required to employ legal counsel or to incur other expenses to enforce any provision of this Agreement or defend any claim by the other, then the prevailing party in any resulting dispute will be entitled to recover from the non-prevailing party the amount of all reasonable fees of attorneys and experts, court costs, and all other expenses incurred in enforcing such obligation or in defending against such claim, demand, action, or proceeding.

          n. Interest. Any sum owed to us or the Entities by you or paid by us or the Entities on your behalf will bear interest from the date due until paid by you at the rate of eighteen percent (18%) per annum or, if lower, the maximum lawful rate.

          o. Successors and Assigns. The terms and provisions of this Agreement will inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

          p. Our Delegation of Rights and Responsibility. In addition to the rights granted to us in Paragraph 3 and Subparagraph 11.a., we reserve the right to delegate to one or more of the Entities at any time, any and all of our rights, obligations or requirements under this Agreement, and to require that you submit any relevant materials and documents otherwise requiring approval by us under this Agreement to such Entity, in which case approval by such Entity will be conclusively deemed to be approval by us. During the period of such delegation or designation, any act or direction by such Entity with respect to this Agreement will be deemed the act or direction of us. We may revoke any such delegation or designation at any time. You acknowledge and agree that such delegation may result in one or more of the Entities which operate, license, or otherwise support brands other than the Licensed Brand, exercising or performing on our behalf any or all rights, obligations or requirements under this Agreement or performing shared services on our behalf.

17. WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES

          a. IF EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY.

          b. IN ANY DISPUTE BETWEEN THE PARTIES, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY BREACH OF THIS AGREEMENT, OR THE RELATIONSHIP BETWEEN THE PARTIES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ALL PARTIES WAIVE ANY RIGHT THEY MAY HAVE TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER. NOTHING IN THIS PARAGRAPH LIMITS OUR RIGHT OR THE RIGHT OF AN INDEMNIFIED PARTY TO BE INDEMNIFIED AGAINST THE PAYMENT OF PUNITIVE OR EXEMPLARY DAMAGES TO A THIRD PARTY. THE PARTIES ACKNOWLEDGE THAT LIQUIDATED DAMAGES PAYABLE BY LICENSEE UNDER THIS AGREEMENT (WHETHER PRE-OPENING LIQUIDATED DAMAGES, TRADEMARK LIQUIDATED DAMAGES, OR LIQUIDATED DAMAGES FOR EARLY TERMINATION) ARE NOT PUNITIVE OR EXEMPLARY DAMAGES.

THIS AGREEMENT CONTINUES WITH AN ATTACHMENT A AND ATTACHMENT B, EACH OF
WHICH IS A PART OF THIS AGREEMENT.

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

ATTACHMENT A - PERFORMANCE CONDITIONS:
CHANGE OF OWNERSHIP

Intentionally deleted

Attachment A - 1

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

ATTACHMENT B –
RIDER TO FRANCHISE LICENSE AGREEMENT

Effective Date:	March 15, 2011 (the Closing Date)

Licensor Name:	HAMPTON INNS FRANCHISE LLC, a Delaware limited liability company

Licensed Brand:	Hampton Inn & Suites (excluding Hampton Inn and any other brands or product lines containing “Hampton” in the name)

Initial Approved Hotel Name (Trade Name):	Hampton Inn & Suites Winston-Salem/University Area

Principal Mark in Licensed Brand:	Hampton

Licensee Name and Address (Attn: Principal Legal Correspondent):	Apple Ten Hospitality Management, Inc. (Krissy Gathright) 814 East Main Street Richmond, Virginia 23219 Telephone: (804) 344-8121 Facsimile: (804) 344-8129 Email: kgathright@applereit.com

Address of Hotel:	309 Summit Square Court Winston-Salem, North Carolina 27105

Initial Number of Approved Guest Rooms:	94

Plans Submission Dates:	Not applicable

Renovation Commencement Date:	Not applicable

Renovation Work Completion Date:	Not applicable

Expiration of License Term:	At midnight on July 31. 2029

Monthly Program Fee:	Four percent (4%) of the Hotel’s Gross Rooms Revenue for the preceding calendar month.

Monthly Royalty Fee:	Five percent (5%) of the Hotel’s Gross Rooms Revenue for the preceding calendar month.

Additional Requirements/Special Provisions:

•	Paragraph 1 – Definitions – Publicly Traded Equity Interest: has been modified.

Attachment B - 1

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

•	Restricted Area Provision

          Notwithstanding the provisions of Paragraph 2 of this Agreement, from the Effective Date until midnight July 30, 2011 (the “Restrictive Period”), neither we nor any of the Entities will open, or allow to open, a hotel or motel under the Licensed Brand or under the Hampton Inn brand (collectively, the “Restricted Brands”), as such names may be changed by us from time to time, within the Restricted Area (described below). This restriction does not apply to any hotel or motel that is currently open or under construction or has been approved for development or opening as the same Restricted Brand hotel as of the Effective Date (“Existing Hotel”). The term Existing Hotel also includes any hotel located or to be located within the Restrictive Area that replaces such Existing Hotel under the Restricted Brand.

          The restrictions also do not apply to: (1) any hotel(s) or motel(s) under brands other than the Restricted Brands; (2) any hotel(s) or motel(s) that will not begin operating under the Restricted Brands until after the expiration of the Restrictive Period; (3) any gaming-oriented hotels or facilities using the Restricted Brands; (4) any shared ownership properties (commonly known as “vacation ownership” or “time share ownership” or similar real estate properties) under the Restricted Brands; and (5) any hotel(s), motel(s), or inn(s) that are part of a chain or group of four (4) or more hotels, motels, or inns that we or the Entities, as a result of a single transaction or group of related transactions, own, operate, acquire, lease, manage, franchise, license, or join through a merger, acquisition or marketing agreement (or otherwise), whether under their existing name or the Restricted Brands name or any other name.

Restricted Area as used in this provision means the area located within the following boundaries:

a three (3) mile radius of the Hotel, the center point of which is the front door of the Hotel. This Restricted Area is generally illustrated on the map attached to, and incorporated by reference into, this Agreement as Exhibit A. If there is a conflict between Exhibit A and this narrative description, this description will control.

•	All references in this Agreement to the “Opening Date” will mean the “Effective Date.”

Your Ownership Structure:

               See Attached Schedule 1

Ownership Structure of Affiliate Fee Owner or Lessor/Sublessor of the Hotel or Hotel Site:

               See Attached Schedule 2

(Signatures on following page.)

Attachment B - 2

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

IN WITNESS WHEREOF, the parties have executed this Agreement, which has been entered into and is effective as of the Effective Date set forth above.

LICENSEE:	LICENSOR:

APPLE TEN HOSPITALITY MANAGEMENT, INC., a Virginia corporation	HAMPTON INNS FRANCHISE LLC, a Delaware limited liability company

By: /s/ Justin G. Knight	By:	/s/ Scott Schrank

Name: Justin G. Knight	Name:	Scott Schrank

Authorized Signatory

Title: President

Executed on: March 14, 2011	Executed on: March 18, 2011

Attachment B - 3

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

SCHEDULE 1

Your Ownership Structure:	APPLE TEN HOSPITALITY MANAGEMENT, INC.
a Virginia corporation

Name (Shareholder, Partner, Member, and Manager)	Nature of Ownership Interest	% Interest

Apple Ten Hospitality, Inc.	Sole Shareholder	100%
Apple REIT Ten, Inc. 100% (a public REIT)

Schedule 1

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

SCHEDULE 2

Ownership Structure of Affiliate Fee Owner or Lessor/Sublessor of the Hotel or Hotel Site:

APPLE TEN NORTH CAROLINA, L.P.,
a Virginia limited partnership

Name (Shareholder, Partner, Member, and Manager)	Nature of Ownership Interest	% Interest

Apple Ten NC GP, Inc.	General Partner	1%

Apple Ten Hospitality Ownership, Inc. 100%

Apple Ten Hospitality, Inc. 100%

Apple REIT Ten, Inc. 100% (a public REIT)

Apple Ten NC LP, Inc.	Limited Partner	99%

Apple Ten Hospitality Ownership, Inc. 100% (see above for structure)

Schedule 2

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton

Exhibit A – RESTRICTIVE AREA MAP

RAB: HAMPTON INN & SUITES WINSTON-SALEM/UNIVERSITY AREA

Rural Hall
RURAL HALL GERMANTON RD
TOBACCOVILLE RD
SHORE RD
BETHANIA RURAL HALL RD
UNIVERSITY PKWY
GERMANTON RD
Stanleyville
OLD HOLLOW RD
Proposed HIS Winston Salem University
OLD HOLLOW RD
MAIN ST
Bethania
SHATTALON DR
Bethania Station
OAK SUMMIT RD
3 Mile Radius
REYNOLDA RD NW
BETHABARA PARK BLVD
INDIANA AVE NW
YADKINVILLE RD
Valley View
Oldtown
N CHERRY ST
Alspaugh
Forest Hills
OLD RURAL HALL RD
MOUNT PLEASANT DR
Ogburn Station
Montview
Oak Crest
POLO RD
Smith Reynolds
Bon Air
Brookwood
N LIBERTY ST
Reynolda
Old Town Club
SILAS CREEK PKWY
ROBINHOOD RD
Reynolda Park
Mount Tabor
North Winston
Park Terrace
GLENN AVE S

Exhibit A

Ex 10.10 Franchise Agreement - Winston Salem HI&S
November 2010 - Hampton